Exhibit 99.1

Hour Loop Reports Second Quarter 2024 Results

Profitability Continues Despite Warning Signs for the Overall Economy

Increases Full Year 2024 Revenue and Net Income Guidance

Redmond, WA, Aug 9, 2024 – Hour Loop, Inc. (NASDAQ: HOUR) (“Hour Loop”), a leading online retailer, announces its financial and operational results for the quarter ended June 30, 2024.

Financial Highlights for Second Quarter 2024:

●	Net revenues increased 25.2% to $28.1 million, compared to $22.4 million in the year-ago period;
●	Net income totaled $0.6 million, compared to net loss of $0.8 million in the year-ago period; and
●	Cash provided for operating activities for the six months ended June 30, 2024, was $0.9 million, compared to cash used in operating activities of $3.4 million in the year-ago period.

Management Commentary

“We are excited to report our second quarter 2024 results, in which we continued to deliver double digit revenue growth,” said Sam Lai, CEO of Hour Loop. “In addition, the revenue growth rate accelerates in the second quarter, compared with the first quarter.”

“Our gross margin and operating margin were both improved, compared with the year-ago period, because of efforts made for inventory quality and efficiency enhancement, operation efficiency improvement, as well as expenses management. Overall, we believe we’ve built a solid foundation to continue generating satisfactory growth while maintaining profitability.”

“Looking forward, we’re cautiously optimistic. Despite an uncertain economy, we continue to see good demand for our products so far in 2024. We are confident in our ability to continue delivering value to our vendors, customers, and shareholders.”

Second Quarter 2024 Financial Results

Net revenues in the first quarter of 2024 were $28.1 million, compared to $22.4 million in the year-ago period. The increase was primarily due to continued growth and maturity in our personnel and operating model, despite the overall e-commerce traffic slowdown and intense competition.

Gross profit percentage increased 5.0% to 55.7%, compared to 50.7% of net revenues in the comparable period a year ago. The increase was a function of improved product costs, enhanced inventory quality and efficiency, and efforts made on margin increase.

Operating expenses as a percentage of net revenues decreased 2.1% to 52.3%, compared to 54.4% of net revenues in the year-ago period. The decrease reflected better management of storage fees and labor costs.

Net income in the second quarter of 2024 was $0.6 million, or $0.02 per diluted share, compared to net loss of $0.8 million, or $0.02 per diluted share, in the comparable year-ago period. The increase was driven by reduced costs as a result of the reasons mentioned above and efforts made for expenses management.

As of June 30, 2024, the Company had $3.3 million in cash and cash equivalents, compared to $2.5 million as of December 31, 2023. This increase was mainly from the profit contribution.

Inventories as of June 30, 2024, were $14.7 million, compared to $14.3 million as of December 31, 2023. The increase is a combination of good sales momentum in the first half of 2024 and purchase growth in view of the upcoming holidays.

Full Year 2024 Financial Outlook

For the full year 2024, Hour Loop is increasing its guidance for net revenue to be in the range of $165 million to $250 million, representing 25% to 89% year-over-year growth. The Company also increases its guidance for net income in 2024 to be in the range of $4 million to $6 million.

About Hour Loop, Inc.

Hour Loop is an online retailer engaged in e-commerce retailing in the U.S. market. It has operated as a third-party seller on www.amazon.com and has sold merchandise on its website at www.hourloop.com since 2013. Hour Loop further expanded its operations to other marketplaces such as Walmart, eBay, and Etsy. To date, Hour Loop has generated practically all its revenue as a third-party seller on www.amazon.com and only a negligible amount of revenue from its own website and other marketplaces. Hour Loop manages more than 100,000 stock-keeping units (“SKUs”). Product categories include home/garden décor, toys, kitchenware, apparel, and electronics. Hour Loop’s primary strategy is to bring most of its vendors’ product selections to the customers. It has advanced software that assists Hour Loop in identifying product gaps so it can keep such products in stock year-round including the entirety of the last quarter (holiday season) of the calendar year. In upcoming years, Hour Loop plans to expand its business rapidly by increasing the number of business managers, vendors, and SKUs.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” including with respect to Hour Loop’s business strategy, product development and industry trends. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Hour Loop. While Hour Loop believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to Hour Loop on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in Hour Loop’s filings with the Securities and Exchange Commission, as the same may be updated from time to time. Thus, actual results could be materially different. Hour Loop undertakes no obligation to update these statements whether as a result of new information, future events or otherwise, after the date of this release, except as required by law.

Investor Contact

Finance Department, Hour Loop, Inc.

finance@hourloop.com

HOUR LOOP, INC.

CONSOLIDATED BALANCE SHEETS

(In U.S. Dollars, except for share data)

As of June 30, 2024 and December 31, 2023

(Unaudited)

	June 30,	December 31,
	2024	2023

ASSETS
Current assets
Cash	$3,346,897	$2,484,153
Accounts receivable, net	753,244	747,650
Inventory, net	14,658,081	14,276,555
Prepaid expenses and other current assets	467,770	504,973
Total current assets	19,225,992	18,013,331

Property and equipment, net	104,521	148,788
Deferred tax assets	732,919	1,304,215
Operating lease right-of-use lease assets	153,404	83,946
Total non-current assets	990,844	1,536,949
TOTAL ASSETS	$20,216,836	$19,550,280

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$5,688,328	$3,812,954
Credit cards payable	2,283,931	4,404,445
Short-term loan	617,284	652,422
Operating lease liabilities-current	159,915	82,269
Income taxes payable	33,700	-
Accrued expenses and other current liabilities	1,083,990	1,972,512
Total current liabilities	9,867,148	10,924,602

Non-current liabilities
Operating lease liabilities-non-current	-	2,363
Due to related parties	4,170,418	4,170,418
Total non-current liabilities	4,170,418	4,172,781
Total liabilities	14,037,566	15,097,383
Commitments and contingencies	-

Stockholders’ equity
Preferred stock: $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding as of June 30, 2024 and December 31, 2023	-	-
Common stock: $0.0001 par value, 300,000,000 shares authorized, 35,108,804 and 35,082,464 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	3,510	3,508
Additional paid-in capital	5,763,648	5,727,650
Retained earnings (accumulated deficit)	462,342	(1,252,622)
Accumulated other comprehensive loss	(50,230)	(25,639)
Total stockholders’ equity	6,179,270	4,452,897
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$20,216,836	$19,550,280

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.

HOUR LOOP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In U.S. Dollars, except for share and per share data)

For the Three and Six Months Ended June 30, 2024 and 2023

(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2024	2023	2024	2023

Revenues, net	$28,070,707	$22,417,448	$52,751,829	$43,485,057
Cost of revenues	(12,445,297)	(11,059,899)	(22,674,213)	(22,511,806)
Gross profit	15,625,410	11,357,549	30,077,616	20,973,251

Operating expenses
Selling and marketing	12,843,697	10,245,912	24,017,888	19,752,883
General and administrative	1,844,517	1,958,849	3,584,360	3,679,839
Total operating expenses	14,688,214	12,204,761	27,602,248	23,432,722

Income (loss) from operations	937,196	(847,212)	2,475,368	(2,459,471)

Other (expenses) income
Other expense	(4,777)	(1,063)	(5,933)	(3,943)
Interest expense	(61,984)	(62,392)	(124,096)	(123,488)
Other income	59,477	20,317	87,511	36,352
Total other expenses, net	(7,284)	(43,138)	(42,518)	(91,079)

Income (loss) before income taxes	929,912	(890,350)	2,432,850	(2,550,550)
Income tax (expense) benefit	(280,762)	120,982	(717,886)	545,938

Net income (loss)	649,150	(769,368)	1,714,964	(2,004,612)

Other comprehensive loss
Foreign currency translation adjustments	(8,058)	(9,192)	(24,591)	(7,853)

Total comprehensive income (loss)	$641,092	$(778,560)	$1,690,373	$(2,012,465)

Basic and diluted income (loss) per common share	$0.02	$(0.02)	$0.05	$(0.06)
Weighted-average number of common shares outstanding	35,108,804	35,055,293	35,102,203	35,056,510

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.

HOUR LOOP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. Dollars)

For the Six Months Ended June 30, 2024 and 2023

(Unaudited)

	Six Months	Six Months
	Ended	Ended
	June 30,	June 30,
	2024	2023

Cash flows from operating activities
Net Income (loss)	$1,714,964	$(2,004,612)
Reconciliation of net income (loss) to net cash used in operating activities:
Depreciation expenses	70,920	68,634
Amortization of Operating lease right-of-use lease assets	98,773	179,774
Deferred tax assets	571,296	(545,938)
Stock-based compensation	36,000	34,333
Inventory allowance	645,379	1,054,242
Changes in operating assets and liabilities:
Accounts receivable	(5,594)	30,045
Inventory	(1,026,905)	3,329,545
Prepaid expenses and other current assets	37,203	(130,528)
Accounts payable	1,875,374	(1,549,988)
Credit cards payable	(2,120,514)	(2,884,424)
Accrued expenses and other current liabilities	(888,522)	(813,678)
Operating lease liabilities	(92,899)	(191,845)
Income taxes payable	33,700	-
Net cash provided by (used in) operating activities	949,175	(3,424,440)

Cash flows from investing activities:
Purchases of property and equipment	(34,593)	(5,881)
Net cash used in investing activities	(34,593)	(5,881)

Effect of changes in foreign currency exchange rates	(51,838)	(13,597)

Net change in cash	862,744	(3,443,918)

Cash at beginning of the period	2,484,153	4,562,589

Cash at end of the period	$3,346,897	$1,118,671

Supplemental disclosures of cash flow information:
Cash paid for interest	$9,883	$167,017
Cash paid for income tax	$109,260	$-
Noncash investing and financing activities:
Operating lease right-of-use of assets and operating lease liabilities recognized	$172,903	$28,407

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.